Exhibit 10.60

EVERTEC, INC.

2013 EQUITY INCENTIVE PLAN

RESTRICTED STOCK AWARD AGREEMENT

THIS RESTRICTED STOCK AGREEMENT (this “Agreement”) is made as of this June 1, 2015 (the “Date of Grant”), by and between EVERTEC, Inc. (the “Company”) and the person whose signature, name and title appear in the signature block hereof (the “Participant”). Defined terms used but not otherwise defined herein will have the meanings attributed to them in the Plan (defined below).

W I T N E S S E T H

WHEREAS, the Company maintains the EVERTEC, Inc. 2013 Equity Incentive Plan (the “Plan”);

WHEREAS, Section 9 of the Plan authorizes the grant (the “Award”) of Restricted Stock with respect to the common stock, par value $0.01 per share, of the Company (“Common Stock”); and

WHEREAS, in connection with the Participant’s service as a member of the Board of Directors of the Company (the “Directorship”), and in accordance with the Company’s Independent Director Compensation Policy, the Company desires to grant Restricted Stock to the Participant, subject to the terms and conditions of the Plan and this Agreement.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein and for other good and valuable consideration, the parties agree as follows:

1.	Grant of Restricted Stock. In consideration of the Directorship and subject to the terms, conditions and restrictions set forth herein, the Company grants to the Participant 3,374 shares of Restricted Stock (the “Restricted Shares”).

2.	Vesting. The Restricted Shares shall vest and become non-forfeitable on May 31, 2016 (the “Vesting Date”), provided that the Participant is actively carrying out his or her duties in connection with the Directorship at all times from the Date of Grant through the day immediately preceding the Company’s 2016 Annual Meeting of Stockholders.

3.	Termination.

(a)	In the event of the Participant’s Disability (defined below) or in the event the Directorship is terminated due to the Participant’s death, all of the Restricted Shares that have not become vested as of the date of Disability or the Termination Date (defined below), as applicable, shall automatically vest.

(b)	In the event the Directorship is terminated other than as set forth in (a) above, all of the Restricted Shares that have not become vested as of the Termination Date shall automatically be forfeited.

(c)	For purposes of this Section 3:

“Disability” shall mean the Participant’s inability to perform the Directorship by reason of any medically determinable physical or mental impairment for a period of 6 months or more in any 12 month period.

“Termination Date” is the date the Participant’s Directorship is terminated under the circumstances set forth in (a) or (b) above.

4.	Rights as Stockholder; Dividends. The Participant shall be the record owner of the Restricted Shares, and as record owner shall be entitled to all rights of a stockholder, including, but limited to the right to vote and the right to receive any dividends.

5.	Taxes. On the Vesting Date, the Participant shall be responsible for paying the Company any taxes due on taxable income recognized by the Participant with respect to the Restricted Shares (the “Tax Payment”); provided, however, that (a) the Participant may satisfy payment of the Tax Payment through (i) a cash payment to the Company; (ii) authorizing the Company to repurchase from the shares of Common Stock otherwise to be delivered to the Participant, a number of whole shares of Common Stock having a Fair Market Value equal to the Tax Payment; or (iii) any combination of (i) and (ii); and (b) in the event that the Company determines that a Tax Payment is required and the Participant fails to advance the Tax Payment after so requested by the Company, the Company may, in its discretion, deduct any Tax Payments from any amount then or thereafter payable by the Company to the Participant and take such other action as deemed necessary to satisfy all obligations for the Tax Payment.

6.	Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the Commonwealth of Puerto Rico applicable to contracts to be performed therein.

7.	Notice. Every notice or other communication relating to this Agreement shall be made in writing and the notice, request or other communication shall be deemed to be received upon receipt by the party entitled thereto. Any notice, request or other communication by the Participant should be delivered to the Company’s General Counsel.

8.	Miscellaneous. This Agreement and the Plan contain the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior communications, representations and negotiations in respect thereto. No change, modification or waiver of any provision of this Agreement shall be valid unless in writing and signed by the parties hereto. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon the death of the Participant, acquire any rights hereunder in accordance with this Agreement or the Plan. The terms and provisions of the Plan are incorporated herein by reference, and the Participant hereby acknowledges receiving a copy of the Plan. In the event of a conflict or inconsistency between the terms and provisions of the Plan and the provisions of this Agreement, the Plan shall govern and control. Every provision of this Agreement is intended to be severable and any illegal or invalid term shall not affect the validity or legality of the remaining terms. Any dispute regarding the interpretation of this Agreement shall be submitted by the Participant or the Company to the Compensation Committee of the Company’s Board of Directors (the “Committee”) for review, as provided for in the Plan. The resolution of such a dispute by the Committee shall be binding on the Company and the Participant. This Agreement may be signed in counterparts, each of which shall be deemed an original and both of which together shall constitute one and the same instrument.

Signatures on Next Page

IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the Date of Grant set forth above.

EVERTEC, INC.	THE PARTICIPANT

Name: Morgan M. Schuessler, Jr. Title: Chief Executive Officer	Name: Thomas W. Swidarski Title: Independent Director

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